Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-292049, File No. 333-288766, File No. 333-286809, File No. 333-280806), Form S-3 (File No. 333-280648), and Form S-8 (File No. 333-293079, File No. 333-291870, File No. 333-275876) of our report dated February 27, 2026 with respect to our audits of the financial statements of Azitra, Inc. as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, which report is included in this Annual Report on Form 10-K as of and for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Grassi & Co., CPAs, P.C.

Jericho, New York
February 27, 2026